Exhibit 99.1

FOR IMMEDIATE RELEASE
INVESTOR CONTACT:	MEDIA CONTACT:
Mark Kimbrough	Ed Fishbough
615-344-2688	615-344-2810

HCA Reports Third Quarter 2015 Results

Board Authorizes Additional $3 Billion Share Repurchase Program

Nashville, Tenn., October 27, 2015 – HCA Holdings, Inc. (NYSE: HCA) today announced financial and operating results for the third quarter ended September 30, 2015.

Key third quarter metrics (all percentage changes compare 3Q 2015 to 3Q 2014 unless noted):

•	Revenues increased 6.9 percent to $9.856 billion

•	Net income attributable to HCA Holdings, Inc. totaled $449 million, or $1.05 per diluted share

•	Adjusted EBITDA totaled $1.815 billion

•	Cash flows from operations totaled $1.101 billion

•	Same facility equivalent admissions increased 3.6 percent, while same facility admissions increased 2.9 percent

•	Same facility revenue per equivalent admission increased 1.9 percent

•	Same facility emergency room visits increased 5.8 percent

The HCA Holdings, Inc. Board of Directors has authorized an additional share repurchase program for up to $3 billion of the Company’s outstanding common stock. Repurchases will be made in accordance with applicable securities laws and may be made at management’s discretion from time to time in the open market, through privately negotiated transactions, or otherwise. The repurchase program has no time limit and may be suspended for periods or discontinued at any time. Including both this program and remaining amounts under the Company’s May 2015 $1 billion share repurchase authorization as of October 23, 2015, the Company has approximately $3.235 billion currently authorized for share repurchases.

Revenues in the third quarter increased to $9.856 billion, compared to $9.220 billion in the third quarter of 2014. Net income attributable to HCA Holdings, Inc. totaled $449 million, or $1.05 per diluted share, compared to $518 million, or $1.16 per diluted share, in the third quarter of 2014. Third quarter 2015 results include legal claim costs of $77 million, or $0.12 per diluted share, and losses on sales of facilities of $2 million. The third quarter 2014 results included losses on sales of facilities of $12 million, or $0.02 per diluted share. Adjusted EBITDA totaled

$1.815 billion compared to $1.828 billion in the third quarter of 2014. Adjusted EBITDA is a non-GAAP financial measure. A table reconciling net income attributable to HCA Holdings, Inc. to Adjusted EBITDA is included in this release.

On October 21, 2015, the Circuit Court of Jackson County, Missouri ruled that the Company was liable for prejudgment interest, from the date the lawsuit was filed, in connection with the Company’s previously disclosed suit against it by the Health Care Foundation of Greater Kansas City. Legal claim costs of $77 million ($49 million net of taxes), representing that prejudgment interest, have been recognized in the Company’s consolidated income statements for the quarter and nine months ended September 30, 2015 (these costs had not been recognized in the Company’s October 14, 2015 preview of its third quarter operating results, as the Court’s ruling occurred subsequent to the issuance of the preview release). Once final judgment is entered, the Company plans to pursue an appeal.

Same facility equivalent admissions increased 3.6 percent in the third quarter of 2015 compared to the prior year period. Same facility admissions increased 2.9 percent compared to the prior year period. Same facility emergency room visits increased 5.8 percent in the third quarter of 2015, compared to the prior year period. Same facility inpatient surgeries increased 1.6 percent, while same facility outpatient surgeries increased 1.2 percent in the third quarter of 2015 compared to the same period of 2014. Same facility revenue per equivalent admission increased 1.9 percent in the third quarter of 2015 compared to the third quarter of 2014.

During the third quarter of 2015, salaries and benefits, supplies and other operating expenses totaled $8.059 billion, or 81.8 percent of revenues, compared to $7.438 billion, or 80.7 percent of revenues, in the third quarter of 2014.

Nine Months Ended September 30, 2015

Revenues for the nine months ended September 30, 2015 totaled $29.429 billion compared to $27.282 billion in the same period of 2014. Net income attributable to HCA Holdings, Inc. was $1.547 billion, or $3.60 per diluted share, compared to $1.348 billion, or $2.98 per diluted share, for the first nine months of 2014. Results for the nine months ended September 30, 2015 include gains on sales of facilities of $2 million, losses on retirement of debt of $125 million, or $0.18 per diluted share, and legal claim costs of $77 million, or $0.11 per diluted share. Results for the nine months ended September 30, 2014 included gains on sales of facilities of $20 million, or $0.03 per diluted share, losses on retirement of debt of $226 million, or $0.32 per diluted share, and legal claim costs of $78 million, or $0.11 per diluted share.

Balance Sheet and Cash Flows from Operations

As of September 30, 2015, HCA Holdings, Inc.’s balance sheet reflected cash and cash equivalents of $588 million, total debt of $29.752 billion, and total assets of $31.896 billion. During the third quarter of 2015, capital expenditures totaled $567 million, excluding acquisitions. Cash flows provided by operating activities in the quarter totaled $1.101 billion compared to $1.128 billion in the third quarter of 2014. The $27 million decline in cash flows from operating activities related primarily to an increase of $42 million in net payments for income taxes for the third quarter of 2015 compared to the third quarter of 2014.

The Company repurchased approximately 5.077 million shares of its common stock during the third quarter of 2015 at a cost of $446 million. The Company had approximately $614 million remaining on its May 2015 $1 billion share repurchase authorization at September 30, 2015. Year-to-date through September 30, 2015, the Company has repurchased approximately 17.629 million shares at a cost of $1.386 billion.

As of September 30, 2015, HCA’s leverage ratio as measured by Total Debt/Adjusted EBITDA was 3.84x, compared to 3.96x as of December 31, 2014. As of September 30, 2015, HCA operated 168 hospitals and 114 freestanding surgery centers.

2015 Guidance

For the year ending December 31, 2015, Adjusted EBITDA is now expected to be approximately $7.8 billion and Adjusted earnings per diluted share is expected to be in the range of $5.20 to $5.25 per share.

The Company’s 2015 guidance contains a number of assumptions, including:

•	The Company estimates approximately 6 to 7 percent of Adjusted EBITDA would be attributable to the Patient Protection and Affordable Care Act (Health Reform Law);

•	EHR incentive income of $40-$50 million and EHR expenses in a range of $30-$40 million, as compared to EHR incentive income of $125 million and EHR expenses of $112 million in 2014;

•	Completion of $1 billion share repurchase authorized in February 2015, but does not include repurchases under the additional $1.0 billion authorized in May 2015 or the new $3 billion share repurchase authorization announced today;

•	An increase in share-based compensation expense to approximately $240 million (was $224 million) from $163 million in 2014;

•	Guidance excludes the impact of items such as, but not limited to, gains or losses on sales of facilities, losses on retirement of debt, legal claim costs and impairments of long-lived assets; and

•	Guidance does not include any anticipated contribution in 2015 from certain items which impacted 2014 Adjusted EBITDA, including: (i) a $142 million increase to Medicaid revenues reflecting payments in excess of our estimates for the indigent care component of the Texas Medicaid Waiver Program for the program year ended September 30, 2013, and recorded in the 2nd quarter of 2014, and (ii) $90 million in Medicare revenues recorded in 3Q 2014 in settlement for certain claims denied by Recovery Audit Contractors (“RAC”).

Earnings Conference Call

HCA will host a conference call for investors at 9:00 a.m. Central Daylight Time today. All interested investors are invited to access a live audio broadcast of the call via webcast. The broadcast also will be available on a replay basis beginning this afternoon. The webcast can be accessed at: https://event.webcasts.com/starthere.jsp?ei=1080185 or through the Company’s Investor Relations web page, www.hcahealthcare.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, which involve risks and uncertainties. Forward-looking statements include statements that do not relate solely to historical or current facts and are subject to finalization of the Company’s third quarter financial and accounting procedures. Forward-looking statements can be identified by the use of words like “may,” “believe,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “initiative” or “continue.” These forward-looking statements are based on our current plans and expectations and are subject to a number of known and unknown uncertainties and risks, many of which are beyond our control, which could significantly affect current plans and expectations and our future financial position and results of operations. These factors include, but are not limited to, (1) the impact of our substantial indebtedness and the ability to refinance such indebtedness on acceptable terms, (2) the effects related to the implementation of the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act (collectively, the “Health Reform Law”), possible delays in or complications related to implementation of the Health Reform Law, court challenges, the possible enactment of additional federal or state health care reforms and possible changes to the Health Reform Law and other federal, state or local laws or regulations affecting the health care industry, (3) the effects related to the continued implementation of the sequestration spending reductions required under the Budget Control Act of 2011 (the “BCA”), and related legislation extending these reductions, and the potential for future deficit reduction legislation that may alter these spending reductions, which include cuts to Medicare payments, or create additional spending reductions, (4) increases in the amount and risk of collectability of uninsured accounts and deductibles and copayment amounts for insured accounts, (5) the ability to achieve operating and financial targets, and attain expected levels of patient volumes and control the costs of providing services, (6) possible changes in Medicare, Medicaid and other state programs, including Medicaid upper payment limit programs or waiver programs, that may impact reimbursements to health care providers and insurers, (7) the highly competitive nature of the health care business, (8) changes in service mix, revenue mix and surgical volumes, including potential declines in the population covered under managed care agreements, the ability to enter into and renew managed care provider agreements on acceptable terms and the impact of consumer driven health plans and physician utilization trends and practices, (9) the efforts of insurers, health care providers and others to contain health care costs, (10) the outcome of our continuing efforts to monitor, maintain and comply with appropriate laws, regulations, policies and procedures, (11) increases in wages and the ability to attract and retain qualified management and personnel, including affiliated physicians, nurses and medical and technical support personnel, (12) the availability and terms of capital to fund the expansion of our business and improvements to our existing facilities, (13) changes in accounting practices, (14) changes in general economic conditions nationally and regionally in our markets, (15) the emergence and effects related to infectious diseases, including Ebola, (16) future divestitures which may result in charges and possible impairments of long-lived assets, (17) changes in business strategy or development plans, (18) delays in receiving payments for services provided, (19) the outcome of pending and any future tax audits, disputes and litigation associated with our tax positions, (20) potential adverse impact of known and unknown government investigations, litigation and other claims that may be made against us, (21) our ongoing ability to demonstrate meaningful use of certified electronic health record technology and recognize income for the related Medicare or Medicaid incentive payments, and (22) other risk factors described in our annual report on Form 10-K for the year ended December 31, 2014 and our other filings with the Securities and Exchange Commission. Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

All references to “Company” and “HCA” as used throughout this release refer to HCA Holdings, Inc. and its affiliates.

HCA Holdings, Inc.

Condensed Consolidated Comprehensive Income Statements

Third Quarter

(Dollars in millions, except per share amounts)

	2015		2014
	Amount	Ratio	Amount	Ratio
Revenues before provision for doubtful accounts	$11,014		$9,978
Provision for doubtful accounts	1,158		758

Revenues	9,856	100.0%	9,220	100.0%

Salaries and benefits	4,619	46.9	4,211	45.7
Supplies	1,644	16.7	1,539	16.7
Other operating expenses	1,796	18.2	1,688	18.3
Electronic health record incentive income	(9)	(0.1)	(32)	(0.3)
Equity in earnings of affiliates	(9)	(0.1)	(14)	(0.2)
Depreciation and amortization	482	4.8	460	5.0
Interest expense	411	4.2	427	4.6
Losses on sales of facilities	2	—	12	0.1
Legal claim costs	77	0.8	—	—

	9,013	91.4	8,291	89.9

Income before income taxes	843	8.6	929	10.1

Provision for income taxes	270	2.8	318	3.5

Net income	573	5.8	611	6.6

Net income attributable to noncontrolling interests	124	1.2	93	1.0

Net income attributable to HCA Holdings, Inc.	$449	4.6	$518	5.6

Diluted earnings per share	$1.05		$1.16

Shares used in computing diluted earnings per share (millions)	426.441		447.260

Comprehensive income attributable to HCA Holdings, Inc.	$430		$511

HCA Holdings, Inc.

Condensed Consolidated Comprehensive Income Statements

For the Nine Months Ended September 30, 2015 and 2014

(Dollars in millions, except per share amounts)

	2015		2014
	Amount	Ratio	Amount	Ratio
Revenues before provision for doubtful accounts	$32,268		$29,619
Provision for doubtful accounts	2,839		2,337

Revenues	29,429	100.0%	27,282	100.0%

Salaries and benefits	13,509	45.9	12,359	45.3
Supplies	4,952	16.8	4,603	16.9
Other operating expenses	5,268	17.9	4,977	18.2
Electronic health record incentive income	(46)	(0.2)	(97)	(0.4)
Equity in earnings of affiliates	(38)	(0.1)	(32)	(0.1)
Depreciation and amortization	1,424	4.8	1,361	5.1
Interest expense	1,255	4.3	1,314	4.8
Gains on sales of facilities	(2)	—	(20)	(0.1)
Losses on retirement of debt	125	0.4	226	0.8
Legal claim costs	77	0.3	78	0.3

	26,524	90.1	24,769	90.8

Income before income taxes	2,905	9.9	2,513	9.2

Provision for income taxes	947	3.2	816	3.0

Net income	1,958	6.7	1,697	6.2

Net income attributable to noncontrolling interests	411	1.4	349	1.3

Net income attributable to HCA Holdings, Inc.	$1,547	5.3	$1,348	4.9

Diluted earnings per share	$3.60		$2.98

Shares used in computing diluted earnings per share (millions)	430.354		452.538

Comprehensive income attributable to HCA Holdings, Inc.	$1,561		$1,399

HCA Holdings, Inc.

Supplemental Non-GAAP Disclosures

Operating Results Summary

(Dollars in millions, except per share amounts)

	Third Quarter		For the Nine Months Ended September 30,
	2015	2014	2015	2014
Revenues	$9,856	$9,220	$29,429	$27,282

Net income attributable to HCA Holdings, Inc.	$449	$518	$1,547	$1,348
Losses (gains) on sales of facilities (net of tax)	2	9	(1)	(11)
Losses on retirement of debt (net of tax)	—	—	79	143
Legal claim costs (net of tax)	49	—	49	49

Net income attributable to HCA Holdings, Inc., excluding losses (gains) on sales of facilities, losses on retirement of debt and legal claim costs (a)	500	527	1,674	1,529
Depreciation and amortization	482	460	1,424	1,361
Interest expense	411	427	1,255	1,314
Provision for income taxes	298	321	1,020	919
Net income attributable to noncontrolling interests	124	93	411	349

Adjusted EBITDA (a)	$1,815	$1,828	$5,784	$5,472

Diluted earnings per share:
Net income attributable to HCA Holdings, Inc.	$1.05	$1.16	$3.60	$2.98
Losses (gains) on sales of facilities	—	0.02	—	(0.03)
Losses on retirement of debt	—	—	0.18	0.32
Legal claim costs	0.12	—	0.11	0.11

Net income attributable to HCA Holdings, Inc., excluding losses (gains) on sales of facilities, losses on retirement of debt and legal claim costs(a)	$1.17	$1.18	$3.89	$3.38

Shares used in computing diluted earnings per share (millions)	426.441	447.260	430.354	452.538

(a)	Net income attributable to HCA Holdings, Inc., excluding losses (gains) on sales of facilities, losses on retirement of debt and legal claim costs, and Adjusted EBITDA should not be considered as measures of financial performance under generally accepted accounting principles (“GAAP”). We believe net income attributable to HCA Holdings, Inc., excluding losses (gains) on sales of facilities, losses on retirement of debt and legal claim costs, and Adjusted EBITDA are important measures that supplement discussions and analysis of our results of operations. We believe it is useful to investors to provide disclosures of our results of operations on the same basis used by management. Management relies upon net income attributable to HCA Holdings, Inc., excluding losses (gains) on sales of facilities, losses on retirement of debt and legal claim costs, and Adjusted EBITDA as the primary measures to review and assess operating performance of its hospital facilities and their management teams.

Management and investors review both the overall performance (including net income attributable to HCA Holdings, Inc., excluding losses (gains) on sales of facilities, losses on retirement of debt and legal claim costs, and GAAP net income attributable to HCA Holdings, Inc.) and operating performance (Adjusted EBITDA) of our health care facilities. Adjusted EBITDA and the Adjusted EBITDA margin (Adjusted EBITDA divided by revenues) are utilized by management and investors to compare our current operating results with the corresponding periods during the previous year and to compare our operating results with other companies in the health care industry. It is reasonable to expect that gains (losses) on sales of facilities, losses on retirement of debt and legal claim costs will occur in future periods, but the amounts recognized can vary significantly from period to period, do not directly relate to the ongoing operations of our health care facilities and complicate period comparisons of our results of operations and operations comparisons with other health care companies.

Net income attributable to HCA Holdings, Inc., excluding losses (gains) on sales of facilities, losses on retirement of debt and legal claim costs, and Adjusted EBITDA are not measures of financial performance under GAAP, and should not be considered as alternatives to net income attributable to HCA Holdings, Inc. as a measure of operating performance or cash flows from operating, investing and financing activities as a measure of liquidity. Because net income attributable to HCA Holdings, Inc., excluding losses (gains) on sales of facilities, losses on retirement of debt and legal claim costs, and Adjusted EBITDA are not measurements determined in accordance with GAAP and are susceptible to varying calculations, net income attributable to HCA Holdings, Inc., excluding losses (gains) on sales of facilities, losses on retirement of debt and legal claim costs, and Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures presented by other companies.

HCA Holdings, Inc.

Condensed Consolidated Balance Sheets

(Dollars in millions)

	September 30,	June 30,	December 31,
	2015	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$588	$673	$566
Accounts receivable, less allowance for doubtful accounts of $5,111, $4,798 and $5,011	5,827	5,804	5,694
Inventories	1,379	1,348	1,279
Deferred income taxes	412	376	366
Other	1,015	1,092	1,025

Total current assets	9,221	9,293	8,930

Property and equipment, at cost	34,207	33,803	32,980
Accumulated depreciation	(19,503)	(19,243)	(18,625)

	14,704	14,560	14,355

Investments of insurance subsidiaries	409	404	494
Investments in and advances to affiliates	186	182	165
Goodwill and other intangible assets	6,540	6,484	6,416
Other	836	787	620

	$31,896	$31,710	$30,980

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$1,877	$1,884	$2,035
Accrued salaries	1,358	1,282	1,370
Other accrued expenses	1,701	1,770	1,737
Long-term debt due within one year	1,377	1,374	338

Total current liabilities	6,313	6,310	5,480

Long-term debt, less net debt issuance costs of $160, $167 and $219	28,375	28,363	29,088
Professional liability risks	1,117	1,132	1,078
Income taxes and other liabilities	1,903	1,860	1,832

EQUITY (DEFICIT)
Stockholders’ deficit attributable to HCA Holdings, Inc.	(7,294)	(7,406)	(7,894)
Noncontrolling interests	1,482	1,451	1,396

Total deficit	(5,812)	(5,955)	(6,498)

	$31,896	$31,710	$30,980

HCA Holdings, Inc.

Consolidated Statements of Cash Flows

For the Nine Months Ended September 30, 2015 and 2014

(Dollars in millions)

	2015	2014
Cash flows from operating activities:
Net income	$1,958	$1,697
Adjustments to reconcile net income to net cash provided by operating activities:
Decrease in cash from operating assets and liabilities:
Accounts receivable	(2,976)	(2,655)
Provision for doubtful accounts	2,839	2,337

Accounts receivable, net	(137)	(318)
Inventories and other assets	(205)	(248)
Accounts payable and accrued expenses	(152)	(42)
Depreciation and amortization	1,424	1,361
Income taxes	(148)	(61)
Gains on sales of facilities	(2)	(20)
Losses on retirement of debt	125	226
Legal claim costs	77	78
Amortization of debt issuance costs	27	33
Share-based compensation	171	118
Other	38	(3)

Net cash provided by operating activities	3,176	2,821

Cash flows from investing activities:
Purchase of property and equipment	(1,571)	(1,482)
Acquisition of hospitals and health care entities	(184)	(97)
Disposition of hospitals and health care entities	27	38
Change in investments	94	22
Other	3	7

Net cash used in investing activities	(1,631)	(1,512)

Cash flows from financing activities:
Issuance of long-term debt	4,048	3,502
Net change in revolving credit facilities	(270)	(160)
Repayment of long-term debt	(3,702)	(3,525)
Distributions to noncontrolling interests	(367)	(325)
Payment of debt issuance costs	(34)	(49)
Repurchase of common stock	(1,386)	(750)
Income tax benefits	231	119
Other	(43)	(20)

Net cash used in financing activities	(1,523)	(1,208)

Change in cash and cash equivalents	22	101
Cash and cash equivalents at beginning of period	566	414

Cash and cash equivalents at end of period	$588	$515

Interest payments	$1,349	$1,441
Income tax payments, net	$864	$758

HCA Holdings, Inc.

Operating Statistics

			For the Nine Months
	Third Quarter		Ended September 30,
	2015	2014	2015	2014
Operations:
Number of Hospitals	168	165	168	165
Number of Freestanding Outpatient Surgery Centers	114	113	114	113
Licensed Beds at End of Period	43,731	43,241	43,731	43,241
Weighted Average Licensed Beds	43,700	43,226	43,591	43,069

Reported:
Admissions	466,400	449,400	1,401,500	1,337,300
% Change	3.8%		4.8%
Equivalent Admissions	787,300	751,300	2,334,900	2,198,500
% Change	4.8%		6.2%
Revenue per Equivalent Admission	$12,517	$12,273	$12,604	$12,410
% Change	2.0%		1.6%
Inpatient Revenue per Admission	$12,224	$12,227	$12,332	$12,281
% Change	0.0%		0.4%
Patient Days	2,260,700	2,150,300	6,871,900	6,483,100
% Change	5.1%		6.0%
Equivalent Patient Days	3,817,000	3,595,700	11,448,600	10,658,200
% Change	6.2%		7.4%
Inpatient Surgery Cases	134,000	131,300	395,900	386,300
% Change	2.0%		2.5%
Outpatient Surgery Cases	226,400	222,700	669,200	658,200
% Change	1.7%		1.7%
Emergency Room Visits	2,023,100	1,886,700	6,012,500	5,501,500
% Change	7.2%		9.3%
Outpatient Revenues as a Percentage of Patient Revenues	40.2%	38.4%	39.3%	37.8%
Average Length of Stay	4.8	4.8	4.9	4.8
Occupancy	56.2%	54.1%	57.7%	55.1%

Same Facility:
Admissions	461,500	448,300	1,388,200	1,334,200
% Change	2.9%		4.1%
Equivalent Admissions	775,700	748,600	2,304,500	2,190,700
% Change	3.6%		5.2%
Revenue per Equivalent Admission	$12,509	$12,281	$12,601	$12,422
% Change	1.9%		1.4%
Inpatient Revenue per Admission	$12,279	$12,246	$12,379	$12,294
% Change	0.3%		0.7%
Inpatient Surgery Cases	132,800	130,700	392,600	383,600
% Change	1.6%		2.3%
Outpatient Surgery Cases	222,000	219,300	657,400	648,900
% Change	1.2%		1.3%
Emergency Room Visits	1,989,300	1,879,600	5,931,300	5,482,700
% Change	5.8%		8.2%